As filed with the Securities and Exchange Commission on August 30, 2023

Registration No. 333-268784

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DRAGONFLY ENERGY HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	85-1873463
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1190 Trademark Drive, #108 Reno, Nevada	89521
(Address of Principal Executive Offices)	(Zip Code)

Dragonfly Energy Holdings Corp. 2022 Equity Inventive Plan

Dragonfly Energy Corp. 2021 Stock Incentive Plan

Dragonfly Energy Corp. 2019 Stock Incentive Plan

Dragonfly Energy Holdings Corp. Employee Stock Purchase Plan

(Full title of the plan)

Denis Phares

Chief Executive Officer

Dragonfly Energy Holdings Corp.

1190 Trademark Drive, #108

Reno, Nevada 89521

(Name and address of agent for service)

Tel: (775) 662 - 3448

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On December 13, 2022, Dragonfly Energy Holdings Corp., a Delaware corporation (“Dragonfly Delaware”), filed a Registration Statement on Form S-8 (File No. 333-268784) (the “Registration Statement”).

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Dragonfly Energy Holdings Corp., a Nevada corporation (“Dragonfly Nevada” or the “Company”). Dragonfly Nevada is the successor to Dragonfly Delaware following a reincorporation by conversion (the “Reincorporation”) on March 31, 2023. The Reincorporation was effected by a Plan of Conversion, which provided that the Company: (1) file with the Secretary of State of the State of Delaware a Certificate of Conversion, and (2) file with the Secretary of State of the State of Nevada (i) Articles of Conversion, and (ii) Articles of Incorporation.

The Reincorporation was approved by securityholders pursuant to which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the Reincorporation, pursuant to the Nevada Revised Statutes (the “NRS”), the Company has continued its existence under the NRS as a corporation incorporated in the State of Nevada. The business, assets and liabilities of the Company and its subsidiary on a consolidated basis, as well as its principal locations and fiscal year, were the same immediately after the Reincorporation as they were immediately prior to the Reincorporation. In addition, the directors and executive officers of the Company immediately after the Reincorporation were the same individuals who were directors and executive officers, respectively, of the Company immediately prior to the Reincorporation.

Following the Reincorporation, (i) all issued and outstanding shares of common stock of Dragonfly Delaware were automatically converted into issued and outstanding shares of common stock of Dragonfly Nevada, without any action on the part of the Company’s stockholders, and (ii) each outstanding option or warrant to purchase a share of Dragonfly Delaware common stock (collectively, the “Dragonfly Delaware Stock”), and other equity awards relating to Dragonfly Delaware Stock, was deemed to constitute an option or warrant to purchase one share of common stock or equity award, as applicable, of Dragonfly Nevada at an exercise price per full share equal to the stated exercise price or other terms or provisions of the option, warrant or equity award.

In accordance with Rule 414(d) of the Securities Act, Dragonfly Nevada, as successor issuer to Dragonfly Delaware, hereby expressly adopts the Registration Statement as its own for all purposes under the Securities Act and the Exchange Act.

No additional securities are being registered under this Post-Effective Amendment. All applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

●	the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “10-K”) filed with the SEC on April 17, 2023, as amended on May 1, 2023;

●	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 15, 2023 and August 21, 2023, respectively;

●	the Company’s Current Reports on Form 8-K filed with the SEC on March 2, 2023, March 9, 2023, March 29, 2023, March 31, 2023, May 1, 2023, and June 21, 2023 (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein); and

●	the description of the Common Stock of the Company contained in its Registration Statement on Form 8-A, filed on August 10, 2021 under Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Post-Effective Amendment and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Post-Effective Amendment and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Limitation on Liability and Indemnification of Directors and Officers.

Neither our Articles of Incorporation nor our Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes, as amended (the “NRS”). NRS Section 78.751 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, including, without limitation, those referred to in Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS Section 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS Section 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS Section 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute or agreement, no person other than a corporation is individually liable for a debt or liability of the corporation, unless the person acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether the person acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments and fines incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

		Incorporated By Reference
Exhibit No.	Description	Form	Exhibit	Filing Date
4.1	Articles of Incorporation.	8-K	3.1	03/31/2023
4.2	Bylaws.	8-K	3.2	03/31/2023
4.3	Specimen Common Stock Certificate of Dragonfly Energy Holdings Corp.	8-K	4.1	10/11/2022
5.1*	Opinion of Parsons Behle & Latimer.
23.1*	Consent of BDO USA, P.C.
23.2*	Consent of Parsons Behle & Latimer (included in Exhibit 5.1).
24.1**	Power of Attorney (contained on the signature page of the Prior Form S-8).	S-8	24.1	12/13/2022
99.1	Dragonfly Energy Corp. 2019 Stock Incentive Plan.	8-K	10.19	10/11/2022
99.2	Dragonfly Energy Corp. 2021 Stock Incentive Plan.	8-K	10.20	10/11/2022
99.3	Dragonfly Energy Holdings Corp. 2022 Equity Incentive Plan.	8-K	10.5	10/11/2022
99.4	Dragonfly Energy Holdings Corp. Employee Stock Purchase Plan.	8-K	10.6	10/11/2022
107**	Filing Fee Table

*	Filed herewith
**	Previously filed.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that clauses (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on August 30, 2023.

Dragonfly Energy Holdings Corp.

By:	/s/ Denis Phares
Denis Phares President, Chief Executive Officer and interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Denis Phares	Chairman, President, Chief Executive Officer and interim Chief Financial Officer	August 30, 2023
Denis Phares	(Principal Executive Officer) (Principal Financial and Accounting Officer)

*	Director	August 30, 2023
Luisa Ingargiola

*	Director	August 30, 2023
Brian Nelson

*	Director	August 30, 2023
Perry Boyle

*	Director	August 30, 2023
Jonathan Bellows

*	Director	August 30, 2023
Rick Parod

*	Director	August 30, 2023
Karina Montilla Edmonds

*By:	/s/ Denis Phares
Denis Phares
Attorney-in-Fact